                                                                  DRAFT 11/13/99

                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                               ACCESS ANYWHERE LLC
                                    ("BUYER")


                          CHOICETEL COMMUNICATIONS INC.
                                   ("SELLER")




                          DATED AS OF NOVEMBER 15, 1999

                                                                  DRAFT 11/13/99

                                    SCHEDULES

SCHEDULE          TOPIC
    1.1(a)        Equipment and Other Tangible Assets

    1.1(b)        Site Contracts

      1.2         Excluded Assets

      1.3         Assumed Liabilities by Buyer

      4.0         Schedule of Exceptions

      4.1         Jurisdictions of Seller's Business

    4.4(a)        Seller's Audited Financials

    4.4(b)        Seller's Interim Financials

    6.8(a)        Allocation of Purchase Price

      8.1         Documents Delivered by Buyer to Seller

                                    EXHIBITS

EXHIBIT           TOPIC
      3.1         Advants, Inc. Subscription Agreement

      3.2         Kiosk Term Sheet

      3.3         Shareholder's Agreement

      3.4         Consulting Agreement

      3.5         Sublease Agreement

      6.5         Non-Competition Agreement

     6.10         CLEC Resale Agreement

      7.9         Opinion of Counsel to Seller

      8.6         Opinion of Counsel to Buyer

                                                                  DRAFT 11/13/99

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT ("AGREEMENT") is made on November 15, 1999 between ACCESS ANYWHERE LLC, a Minnesota limited liability company with principal offices at 510 Marquette Avenue South, Minneapolis, Minnesota 55402 ("BUYER"), and CHOICETEL COMMUNICATIONS INC., a Minnesota corporation with principal offices located at 9724 - 10th Avenue, Plymouth, Minnesota 55441 ("SELLER").

                                     RECITAL

         A. Seller operates a business that provides and services public pay telephones located at various sites in Minnesota, Wisconsin, New York, Iowa and North Dakota, and owns various pay telephones, pay telephone equipment, site contract rights, leasehold interests, tools, inventories, supplies, account receivables, operating accounts, advertising and sales materials, computer hardware and software, and miscellaneous assets used in connection with the operation of the business, including all the stock of ChoiceTel, Inc., a competitive local exchange carrier (collectively, the "BUSINESS").

         B. Seller desires to sell to Buyer certain assets of the Business, and Buyer desires to purchase such assets from Seller, on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I.
                                 THE TRANSACTION

         1.1      SALE AND PURCHASE OF ASSETS. At the Closing, as defined in
Section 1.4 below, Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all assets owned or controlled by Seller which are used in the operation of the Business, including Seller's business as a going concern, goodwill and assets of every kind, nature and description existing on the Closing Date, as defined in Section 1.4 below, and which are used in the operation of the Business, wherever such assets are located in the States of Minnesota, Wisconsin, New York, Iowa and North Dakota, and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the Seller's books or financial statements, except those assets specifically excluded pursuant to Section 1.2 of this Agreement, free and clear of any and all liens, security interests, claims, charges and encumbrances ("ENCUMBRANCES"). The properties, business, goodwill and assets to be transferred hereunder (collectively, the "PURCHASED ASSETS") include, but are not limited to, the following:

                  (a) EQUIPMENT AND OTHER TANGIBLE ASSETS. All pay telephones, and all furniture, fixtures, equipment, machines and other tangible assets which are owned by

         Seller and used in connection with the Business as of the Closing Date, including but not limited to the tangible assets set forth on SCHEDULE 1.1(a).

                  (b) SITE PROVIDER CONTRACTS. All contracts relating to the Business ("SITE CONTRACTS") pertaining to the provision of pay telephones placed or to be placed into operation at particular sites pursuant to an agreement with site owners or operators ("SITE PROVIDERS"), together with the Seller's right to provide pay telephone services to the Site Providers, including the Site Contracts identified on SCHEDULE 1.1(b).

                  (c) TRADE INFORMATION. The names, addresses and other pertinent information of all Site Providers, Seller's customer lists, if any, (together with the right to solicit and service said customers), manuals, forms, computer programs, business plans or like data respecting the Business or the conduct thereof, whether existing or created as of the date of this Agreement or as of the date of Closing.

                  (d) NAME AND PROPRIETARY INFORMATION. All rights relating to exclusive use of the names "Intelliphone" and "AAA Telephone Systems" or any similar or derivative name, all goodwill relating thereto, and the right to free use of any proprietary information respecting the Business or the conduct thereof.

                  (e) CASH AND ACCOUNTS RECEIVABLE. As of the Closing Date the cash in all the pay telephones identified on SCHEDULE 1.1(a), all account receivables relating to the Business, including dial-around compensations and other payments or compensations due, but not yet paid, to Seller, and all prepaid expenses relating to the Business (collectively, "CURRENT ASSETS").

                  (f) CHOICETEL, INC. CAPITAL STOCK. All of the outstanding capital stock of ChoiceTel, Inc., a wholly-owned subsidiary of the Seller ("CLEC SUBSIDIARY").

         1.2 EXCLUDED ASSETS. Seller shall retain, and the Purchased Assets shall not include, the assets identified on SCHEDULE 1.2.

         1.3 ASSUMPTION OF LIABILITIES. Except for liabilities identified on SCHEDULE 1.3 ("ASSUMED LIABILITIES"), Buyer does not assume and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liability of Seller, whether existing on, before or after the Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Closing Date.

         1.4 CLOSING. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., 33 South Sixth Street, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to the actions the respective parties will take at the Closing itself), or at such other time, date or place as the parties may mutually agree (the "CLOSING DATE").

         1.5 RISK OF LOSS. The risk of loss, damage, theft or destruction to any of the Purchased Assets or other property to be conveyed to Buyer under this Agreement shall be borne by Seller to the time of Closing. In the event of such loss, damage, theft or destruction, Seller shall replace or repair the lost, stolen, damaged or destroyed property to its condition prior to the loss, theft, damage or destruction. If the replacement or repair is not completed prior to Closing, then the Purchase Price (as defined below) will be adjusted by an amount that will be required to complete the replacement or repair after Closing.

                                   ARTICLE II.
                             PURCHASE PRICE; PAYMENT

         2.1 PURCHASE PRICE. The purchase price ("PURCHASE PRICE") for the Purchased Assets shall be $4,300,000, plus the Price Adjustment ("PRICE ADJUSTMENT") and minus the Phone Adjustment ("PHONE ADJUSTMENT"). The Price Adjustment shall equal the difference between the dollar value of Current Assets of Seller transferred to Buyer at Closing LESS the dollar value of all Assumed Liabilities assumed by Buyer at Closing. A resulting positive Price Adjustment will constitute an increase to the Purchase Price, and a resulting negative Price Adjustment will constitute a decrease to the Purchase Price, on a dollar-for-dollar basis. The Price Adjustment and Phone Adjustment will be subject to post-closing reconciliation based on Seller's Post-Closing financial statements ("POST-CLOSING FINANCIALS") as described in Section 2.3 below. The Phone Adjustment shall equal the dollar amount resulting from multiplying (i) $2,000 times (ii) the difference of (a) the number, if any, resulting from subtracting from 2,031 (b) the number of active pay telephones on the Closing Date. The Phone Adjustment shall not be less than zero. For determining the amount to be paid at Closing, the Phone Adjustment will be estimated in good faith by Buyer and Seller.

         2.2      PAYMENT OF PURCHASE PRICE.

         Buyer shall pay the Purchase Price as follows:

                  (a) At closing, Buyer shall pay to Seller an initial amount ("INITIAL PAYMENT") by cash, certified check or by wire transfer in an amount equal to the Purchase Price LESS (i) $575,000 ("HOLDBACK AMOUNT"), and (ii) if Buyer is subject to Minnesota Statutes Section
         270.102 regarding the effect of a lien for unpaid sales tax, the amount required to be withheld under Section 270.102. For the purpose of calculating the Initial Payment, the Price Adjustment shall be based upon estimated financial statements of the Business as of the Closing Date, prepared by the Seller consistent with its historical accounting practices (the "ESTIMATED CLOSING FINANCIALS").

                  (b) On the date six months after the Closing Date, Buyer shall pay Seller an amount ("FINAL PAYMENT") equal to the Holdback
         Amount: (i) reduced for any indemnification claims Buyer may have against Seller; (ii) reduced by $1,000 for each Site Contract that is canceled or terminated by a Site Provider within 12 months after the Closing Date for which a valid contract does not exist; (iii) reduced by the Post-Closing Phone Adjustment ("POST-CLOSING PHONE ADJUSTMENT");
         (iv) reduced by any other liabilities incurred by Seller prior to the Closing Date and paid on behalf of Seller by

         Buyer in the ordinary course of business; and (v) reduced or increased for any Post-Closing Price Adjustment ("POST-CLOSING PRICE ADJUSTMENT"). The Post-Closing Price Adjustment shall equal the difference between the Price Adjustment based on the Post-Closing Financials, as defined in Section 2.3, and the Price Adjustment based on the Estimated Closing Financials. A positive Post-Closing Price Adjustment will increase the Final Payment and a negative Post-Closing Price Adjustment will decrease the Final Payment, on a dollar-for-dollar basis. The Post-Closing Phone Adjustment shall equal the difference between the Phone Adjustment determined by the Buyer after Closing and the Phone Adjustment estimated for Closing purposes. A positive Post-Closing Phone Adjustment will increase the Final Payment and a negative Post-Closing Phone Adjustment will decrease the Final Payment, on a dollar-for-dollar basis. In addition, if the number of Site Contracts that do not meet all the provisions of Section 4.10(f)(i) - (iv) of this Agreement ("KEY SITE CONTRACT PROVISIONS") as of the Closing Date, exceeds ten percent (10%) of the total number of Site Contracts as of the Closing Date ("THRESHOLD AMOUNT"), the Holdback Amount will be reduced by $1,000 for each Site Contract in excess of the Threshold Amount that does not meet all of the Key Site Contract Provisions.

         Within 30 days after the first anniversary of the Closing Date, Buyer shall submit any additional claims for payment under Section 2.2(b)(ii) for Site Contracts which terminated within the 12-month period after the Closing Date and which were not deducted from the Holdback Amount. Seller shall pay to Buyer the stated amount within 15 days of receiving notice from Buyer.

         2.3 POST-CLOSING FINANCIALS. Within 120 days after the Closing Date, Buyer shall deliver to Seller a definitive balance sheet, income statement and proposed Price Adjustment and proposed Phone Adjustment for Buyer as of the Closing Date ("PROPOSED FINANCIALS"), which will be prepared consistent with Seller's historical accounting practices and which shall be used for determining any Post-Closing Price Adjustment and Post-Closing Phone Adjustment. Seller will provide the information necessary and assist Buyer in preparing the Proposed Financials. The Proposed Financials shall become the Post-Closing Financials and final Price Adjustment and final Phone Adjustment if Seller does not object to them in writing within 15 days of receipt thereof. In the event that Seller objects to the Proposed Financials, Seller shall notify Buyer of such objections within the 15-day period following the delivery of the Proposed Financials, stating the objection and the reasons therefor. Upon Buyer's receipt of such objection, the parties shall attempt to resolve such disagreement through negotiations. Upon resolution of such disagreement, the Proposed Financials, as amended by such negotiated resolution, shall become the Post-Closing Financials and final Price Adjustment and final Phone Adjustment. If Buyer and Seller cannot resolve such disagreement within 10 days from the end of the foregoing 15-day period, the parties shall submit the matter for resolution to a nationally recognized firm of Certified Public Accountants, not affiliated with either party (the "INDEPENDENT CPA"), with the costs thereof to be shared equally by the parties. The Independent CPA shall deliver to the parties, within 30 days of submission of the matter to such firm, a balance sheet, income statement and final Price Adjustment and final Phone Adjustment as of the Closing Date, consistent with Seller's historical accounting practices and terms of this Agreement (the "CPA

FINANCIALS"). The CPA Financials will become the Post-Closing Financials upon delivery thereof to the parties.

                                  ARTICLE III.
                              ANCILLARY AGREEMENTS

         3.1 STOCK PURCHASE. As consideration for the transactions contemplated by the parties under this Agreement, Buyer or its assigns, will purchase 4.5 Units (each Unit consisting of 50,000 shares of common stock and a three-year Warrant to purchase an additional 10,000 shares) of Advants, Inc., a subsidiary of Seller, pursuant to the Confidential Placement Memorandum dated August 25, 1999. The parties will enter into a subscription agreement identical in form to the attached EXHIBIT 3.1.

         3.2 DELIVERY OF KIOSKS. Within 180 days after the Closing Date, Seller will deliver to Buyer without additional consideration from Buyer, one hundred (100) fully functional, ready-to-install internet kiosks with an approximate value of $4,000 per kiosk, as more fully described in the Kiosk Term Sheet attached as EXHIBIT 3.2.

         3.3 SHAREHOLDERS' CONSENT. Simultaneous with the execution and delivery of this Agreement, shareholders of at least fifty-one percent (51%) of Seller's stock will enter into a shareholder agreement identical in form to
EXHIBIT 3.3, which provides that the shareholders consent to, and will vote in favor of, this Agreement.

         3.4 CONSULTING AGREEMENT. At Closing, Seller and Buyer shall enter into a Consulting Agreement identical in form to that attached as EXHIBIT 3.4. The Consulting Agreement shall provide that Seller will make available for six months after the Closing Date one-half of the time of Melvin Graf and Jeffrey R. Paletz. Buyer shall pay Seller pursuant to this Consulting Agreement $8,333.33 per month for the six-month term of the agreement.

         3.5 SUBLEASE AGREEMENT. At Closing, Seller and Buyer shall enter into a Sublease Agreement in the form attached hereto as EXHIBIT 3.5. The Sublease Agreement shall provide that Seller will sublease to Buyer ____% of Seller's space at its place of Business at 9724 10th Avenue North, Plymouth, Minnesota. The Sublease Agreement shall provide that rent for the space subleased will be the monthly rent paid by Seller times the percentage subleased by Buyer.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                                     SELLER

         For purposes of the following representations and warranties, the term "Seller" includes both Seller and CLEC Subsidiary. Seller hereby represents and warrants as follows:

         4.1 SELLER ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted and as proposed to be conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect (as defined in Section 4.5 of this Agreement). SCHEDULE 4.1 sets forth all of the jurisdictions in which the Seller is qualified to do business. Complete and accurate copies of the corporate documents of Seller, with all amendments thereto to the date hereof, have been furnished to Buyer or Buyer's representatives.

         4.2 AUTHORIZATION; VALIDITY OF AGREEMENT. The execution, delivery and performance by Seller of this Agreement and, subject to satisfaction of the conditions herein, the consummation of the transactions contemplated hereby has been duly authorized by its directors and shareholders. The execution, delivery and performance by Seller of this Agreement and, subject to satisfaction of the conditions herein, the consummation of the transactions contemplated hereby has been duly authorized by Seller. This Agreement and the other agreements between the parties and documents delivered pursuant hereto (the "TRANSACTION DOCUMENTS") to which Seller may be party have been duly executed and delivered by Seller, as applicable, and constitute the valid binding and enforceable obligation of each of them, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors rights generally (the "BANKRUPTCY EXCEPTION").

         4.3 NO CONFLICT OR VIOLATION. Except as set forth in SECTION 4.3 of the SCHEDULE OF EXCEPTIONS, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the organizational documents of Seller; (ii) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Seller; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any contract, service or other customer agreement, lease, license, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Seller is a party or by which it is bound or to which its respective properties or assets is subject; (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon Seller's properties or assets; and (v) result in the cancellation, modification, revocation or suspension of any License (as defined in Section 4.13 of this Agreement).

         4.4 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 4.4(a) are the audited balance sheets of Seller as of December 31, 1997 and 1998 and statements of income of the Seller for the years then ended and the notes thereto, if any, and attached hereto as SCHEDULE 4.4(b) is the unaudited balance sheet of the Seller as of September 30, 1999 (the "INTERIM BALANCE SHEET"), together with the related unaudited statement of income for the period then ended and the notes thereto, if any (all such financial statements, including the Estimated Closing Financials, being hereinafter collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements, including the notes thereto: (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the Interim

Balance Sheet, the Estimated Closing Financials and the related statement of income and cash flow are subject to normal year-end adjustments and may omit footnotes); (ii) present fairly the financial position, results of operations and changes in cash flow of the Seller as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, including the Estimated Closing Financials, to normal year-end audit adjustments consistent with prior periods); (iii) reflect accurately in all material respects the assets, liabilities, costs and expenses of the Seller, as they relate to the Business; and (iv) are in all material respects accurate, complete, correct and in accordance with the books of account and records of the Seller.

         4.5      ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
SECTION 4.5 of the SCHEDULE OF EXCEPTIONS, since September 30, 1999, there has been no change in the properties, assets, condition (financial or otherwise), liabilities or operations of the Business, which, individually or in the aggregate, has had a material adverse effect on the Business or the financial condition, operations or prospects of the Business (a "MATERIAL ADVERSE EFFECT"). Except as set forth in SECTION 4.5 of the SCHEDULE OF EXCEPTIONS, Seller is not aware of any facts related to Seller that, individually or in the aggregate, would as of the Effective Date be reasonably likely to have a Material Adverse Effect.

         4.6 LITIGATION. Except as set forth in SECTION 4.6(a) of the SCHEDULE OF EXCEPTIONS, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to Seller's knowledge, threatened before any federal, state or local court or governmental, administrative or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, agents involving, affecting or relating to the Business or the transactions contemplated by this Agreement. Except as set forth in SECTION 4.6(b) of the SCHEDULE OF EXCEPTIONS, none of Seller's Purchased Assets are subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, that affects the assets, properties, operations, prospects, net income or financial condition of the Business or which would interfere with the transactions contemplated by this Agreement.

         4.7 COMPLIANCE WITH APPLICABLE LAWS. The operations of the Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Seller, or any of the assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements relating to the Business. Seller has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business. To Seller's knowledge, there are no proposed changes in any such laws, rules or regulations (other than laws of general applicability) that would adversely affect the transactions contemplated by this Agreement or all or a substantial part of the Business.

         4.8 NO UNDISCLOSED LIABILITIES. Except as identified and reflected or reserved against in the Financial Statements or as set forth in SECTION 4.8 of the SCHEDULE OF EXCEPTIONS, Seller does not have any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise of any nature whatsoever, and no facts or circumstances exist which, after the passage of time, could reasonably be expected to result in any claims against, or material obligations or liabilities of Seller relating to or affecting the Business.

         4.9      TAXES.

                  (a) All Returns (as defined in Section 4.9(c) below) required to be filed by Seller have been duly filed on a timely basis and such Returns are true, complete, and correct in all material respects. All Taxes (as defined in Section 4.9(b) below) shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes (other than as described in SECTION 4.9 of the SCHEDULE OF EXCEPTIONS) are payable by Seller with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Seller with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Seller is contesting in good faith through appropriate proceedings and for which appropriate reserves (excluding reserves for deferred Taxes) have been established.

                  (b) For purposes of this Agreement, the term "TAXES" shall mean all taxes and similar fees and assessments, however denominated, relating to or affecting the Business, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, or local or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes and fees, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, and other obligations of the same or of a similar nature to any of the foregoing, which Seller is required to pay, withhold, or collect.

                  (c) For purposes of this Agreement, the term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties relating to or affecting the Business.

         4.10     CERTAIN AGREEMENTS.

                  (a) SECTION 4.10 of the SCHEDULE OF EXCEPTIONS sets forth a true and complete list of all material contracts, agreements, instruments, licenses, commitments and other arrangements to which Seller is a party and relating to the Business or otherwise affecting any of the assets, properties or operations relating to the Business including, as applicable but without limitation, all material written
         (i) contracts, agreements and commitments, (ii) agency and brokerage agreements, (iii) service and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) real property leases or any subleases relating thereto, personal property leases, employee plans, employment and labor agreements, any material agreement relating to Intellectual Property as defined in Section 4.12 (including service agreements relating thereto) and insurance contracts, (vi) agreements and other arrangements for the sale of any assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents granting any power of attorney with respect to the affairs of Seller, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining Buyer, Seller or any of their employees or Affiliates from engaging or competing in any lines of business or with any person, firm, or corporation, (x) partnership or joint venture agreements, (xi) material licenses, including, but not limited to, material software licenses, and (xii) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "CONTRACTS" and individually as a "CONTRACT").

                  (b) To Seller's knowledge, each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in full force and effect on the date hereof. Seller has performed all material obligations to be performed by it, including, but not limited to, the timely making of any rental or other payments, required to be performed by it under, and is not in material default or breach of in respect of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

                  (c) To Seller's knowledge, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

                  (d) To Seller's knowledge, no party to any Contract intends to cancel or terminate any such agreement, whether as a result of the transactions contemplated by this Agreement or otherwise.

                  (e) Each of the Site Contracts is assignable without the consent of the Site Provider and without the payment of any fine or expense and pursuant to such assignment, the assignee will have all of the rights, title and interests of the Seller and the original maker as though such assignee was an original party thereto.

                  (f) Section 4.10 of the SCHEDULE OF EXCEPTIONS sets forth complete and correct information about each of the Seller's Site Contracts. Except as set forth in Section 4.10(f) of the SCHEDULE OF EXCEPTIONS, at least 90% of the Site Contracts have as of this date and of the Closing Date the following provisions:

                           (i)      an initial term of at least five years;

                           (ii) automatically renews at the end of the current term;

                           (iii) Seller's exclusive right to operate pay telephones at the location or locations subject to the Site Contract;

                           (iv) cannot be terminated by the Site Provider during the term of the Site Contract.

                  (g) Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Site Contracts and a copy of every default notice received by Seller during the past three
         (3) years with respect to any of the Site Contracts.

         4.11 ACCOUNTS RECEIVABLE. All accounts receivable of Seller relating to or affecting the Business that are reflected on the Financial Statements or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Business. All accounts receivable payable to or for the benefit of Seller relating to or affecting the Business reflected on the Financial Statements or on the accounting records of Seller as of the Closing Date either have been collected in full or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with GAAP applied consistently with prior practice, carried (or to be carried) on the books of Seller.

         4.12     INTELLECTUAL PROPERTY.

                  (a) SECTION 4.12 of the SCHEDULE OF EXCEPTIONS sets forth a true and complete list of all Intellectual Property (either registered, applied for, or common law) owned by, registered in the name of, licensed to, or otherwise used by Seller that is of material importance to the conduct of the Business. Except as disclosed in
         Section 4.12(a) of the Schedule of Exceptions, all of the Intellectual Property listed in SECTION 4.12 of the SCHEDULE OF EXCEPTIONS is owned by Seller without any Encumbrances or used by Seller pursuant to a valid and enforceable license or other agreement. Such list includes any licenses, sublicenses or other agreements in which Seller grants a license to any person to use Intellectual Property. As used herein, "INTELLECTUAL PROPERTY" means (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) licenses, including, but not limited to software licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) books and records describing or used in connection with any of the foregoing; (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing; and (ix) customer lists.

                  (b) The grants, registrations and applications for the Intellectual Property have not lapsed, expired or been abandoned and, except as disclosed in SECTION 4.12(b) of the SCHEDULE OF EXCEPTIONS, no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction.

                  (c) Seller owns or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with the Business. To Seller's knowledge, there are no conflicts with or infringements by any third party of the Seller's Intellectual Property used in connection with the Business. None of Seller's Intellectual Property or the conduct of the business of Seller conflicts with or infringes in any way the proprietary right of any third party, which conflict or infringement, individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in
         SECTION 4.12(c) of the SCHEDULE OF EXCEPTIONS, Seller has not initiated, and, to Seller's knowledge, there is no claim, suit, action or proceeding pending or threatened against Seller as it relates to or affects the Business (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  (d) Seller has taken reasonable precautions to ensure that all trade secrets used in its Business have been properly protected and have been kept secret.

                  (e) Seller's Intellectual Property is sufficient and adequate in all material respects for it to carry on the Business as presently conducted.

         4.13     LICENSES, PERMITS AND GOVERNMENTAL APPROVALS.

                  (a) SECTION 4.13(a) of the SCHEDULE OF EXCEPTIONS sets forth a true and complete list of all licenses, permits, certificates, franchises, authorizations and approvals issued or granted to Seller in connection with the Business by the United States, any state or local government, telecommunications regulatory authority, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (each a "LICENSE" and, collectively, the "LICENSES"), and all pending applications therefor. Except as set forth in SECTION 4.13(b) of the SCHEDULE OF EXCEPTIONS, each License has been issued to, and duly obtained and fully paid for by, Seller and is valid, in full force and effect, and to Seller's knowledge, not subject to any pending or threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect.

                  (b) Seller has all Licenses required, and such Licenses are sufficient and adequate in all material respects, to permit the continued lawful conduct of the Business in the manner now conducted and the ownership, occupancy and operation of its real property for their present uses. Seller is not in violation in any material respect of any of the Licenses. Except as disclosed in SECTION 4.13(b) of the SCHEDULE OF EXCEPTIONS, the Licenses have never been suspended, revoked or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof. Seller has delivered to Buyer or its representatives true and complete copies of all the Licenses together with all amendments and modifications thereto.

         4.14     INTERCOMPANY AND AFFILIATE TRANSACTIONS; INSIDER INTERESTS.

                  (a) Except as disclosed in SECTION 4.14 of the SCHEDULE OF EXCEPTIONS, there are no material transactions, intercompany agreements or arrangements of any kind, direct or indirect, between the Seller and any director, officer, employee, stockholder or relative or Affiliate thereof relating to or affecting the Business, including, without limitation, loans, guarantees or pledges to, by or for Seller from, to, by or for any of such persons, that are either (i) currently in effect or (ii) reflected in the Financial Statements. All such intercompany agreements and arrangements between such persons, if no longer in effect and if necessary for the conduct of the Business, have been replaced with comparable agreements and arrangements.

                  (b) None of the shareholders of Seller is a party to any contract, agreement or understanding to which Seller is not a party which purports in any way to bind or obligate the Seller thereunder and relate to or affect the Business.

         4.15 REAL PROPERTY. Seller does not own any real property used in the Business. SECTION 4.15 of the SCHEDULE OF EXCEPTIONS sets forth a true and complete list of all real properties leased by Seller and used in the Business (collectively, the "PROPERTY"), including a brief description of the operating facilities located thereon and the annual rent payable thereon, the length of the term, any option to renew with respect thereto and the notice and other provisions with respect to termination of rights to the use thereof. Seller has a valid leasehold in the real estate shown in SECTION 4.15 of the SCHEDULE OF EXCEPTIONS as leased by it, in each case under written leases that are valid and enforceable (except as enforceability may be limited by the Bankruptcy Exception) (all such leases being referred to herein as "REAL PROPERTY LEASES"), and there does not exist under any Real Property Lease any material default by Seller or any event which with notice or lapse of time or both would constitute such a default.

         4.16 PERSONAL PROPERTY. The vehicles, furniture, fixtures, equipment and other items of tangible personal property owned or leased by Seller and used in the Business (the "PERSONAL PROPERTY") are sufficient and adequate to carry on the Business as presently conducted and all items thereof are in good operating condition and repair. Seller owns outright and has good title, free and clear of all Encumbrances (other than the lien of current property taxes and assessments not in default, if any), to the Personal Property purported to be owned by Seller and to all the machinery, equipment, furniture, fixtures, inventory, receivables and other tangible or intangible personal property reflected on the Financial Statements and all such property acquired since the date thereof, except for sales and dispositions in the ordinary course of business since such date. Seller holds valid leases in all of the Personal Property leased by it, and none of such Personal Property is subject to any sublease, license or other agreement granting to any person any right to use such property (all such leases, subleases, licenses and other agreements are collectively referred to herein as "PERSONAL PROPERTY LEASES"). Seller is not in material breach of or default (and no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default) of any Personal Property Lease.

         4.17     EMPLOYEE PLANS.

                  (a) BENEFIT PLANS; SELLER PLANS. SECTION 4.17 of the SCHEDULE OF EXCEPTIONS discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA relating to or affecting the Business, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement relating to or affecting the Business (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Seller, or (ii) with respect to which the Seller has or may have Liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Seller or their beneficiaries, or (iv) in which any current or former employees of the Seller or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "SELLER PLAN"). No Seller Plan covers any employees of any member of the Seller Group in any foreign country or territory. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Seller Plan that is a welfare benefit plan as described in ERISA Section 3(1).

                  (b) COMPLIANCE. Each Seller Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Seller Plan is or is proposed to be under audit or investigation, and no completed audit of any Seller Plan has resulted in the imposition of any Tax, fine or penalty. Buyer shall have no liabilities following the Closing with respect to any Seller Plan.

                  (c) MULTIEMPLOYER PLANS. No Seller Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"). No member of the Seller Group has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan.

         4.18 LABOR RELATIONS. SECTION 4.18 of the SCHEDULE OF EXCEPTIONS sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Seller involved in the Business. The relations of the Seller with its employees involved in the Business are generally good. No employee of the Seller involved in the Business is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or to the knowledge of the Seller threatened against, involving, affecting or potentially affecting the Business. No complaint against the Seller is pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Seller involved in the Business. The Seller has no liability for employees involved in the Business for sick leave, vacation time, severance pay or any similar item not fully reserved on the Financial Statements. The Seller has no liability for any occupational disease of any of its employees, former employees or others involved in the Business. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law with respect to employees of the Business.

         4.19 CUSTOMER RELATIONS. Except as set forth on SECTION 4.19 of the SCHEDULE OF EXCEPTIONS, to the knowledge of the Seller, there exists no condition or state of facts or circumstances involving the customers, suppliers, distributors or sales representatives of the Seller that Seller can reasonably foresee could materially adversely affect the Business after the Closing Date.

         4.20. ENVIRONMENTAL MATTERS. Notwithstanding anything to the contrary contained in this Agreement and in addition to the other representations and warranties contained herein:

                  (a) The Seller and its operations are in compliance with all applicable laws, regulations and other requirements of governmental or regulatory authorities or duties under the common law relating to toxic or hazardous substances, wastes, pollution or to the protection of health, safety or the environment relating to or affecting the Business (collectively, "ENVIRONMENTAL LAWS") and have obtained and maintained in effect all licenses, permits and other authorizations or registrations required in connection with the Business (collectively "ENVIRONMENTAL PERMITS") required under all Environmental Laws and are in compliance with all such Environmental Permits.

                  (b) The Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any person in connection with the Business (governmental or not) under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), or any other Environmental Laws, nor has the Seller received notice of any such liability or any claim therefor or submitted notice pursuant to Section 103 of CERCLA to any governmental agency with respect to the Business.

                  (c) To the Seller's knowledge, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance (as such terms are defined in any applicable Environmental Law and collectively referred to herein as "HAZARDOUS MATERIALS") has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the assets or properties owned or leased by the Seller and used in the Business or any surface waters or groundwaters thereon or thereunder in violation of any Environmental Laws or that could subject the Seller to liability under any Environmental Laws.

                  (d) The Seller does not own or operate, and has never owned or operated, aboveground or underground storage tanks used in the Business .

                  (e) To the Seller's knowledge, with respect to any or all of the real properties leased by the Seller and used in the Business
         (i) there are no asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls or lead-based paints present at any such properties, and (ii) there are no wetlands as defined under any Environmental Law located on any such properties.

                  (f) To the Seller's knowledge, none of the real properties leased by the Seller and used in the Business (i) has been used or is now used for the generation, transportation, storage, handling, treatment or disposal of any Hazardous Materials, or (ii) is identified on a federal, state or local listing of sites which require or might require environmental cleanup.

                  (g) No condition exists on any of the real properties leased by the Seller and used in the Business that upon the failure to act, the passage of time or the giving of notice would give rise to liability under any Environmental Law.

                  (h) There are no ongoing investigations or negotiations, pending or threatened administrative, judicial or regulatory proceedings, or consent decrees or other agreements in effect that relate to environmental conditions in, on, under, about or related to Seller, its operations or the real properties leased by the Seller and used in the Business.

                  (i) Neither the Seller nor its operations is subject to reporting requirements under the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C.

         Section 11001 et seq., or analogous state statutes and related regulations in connection with the Business.

         4.21 FINANCIAL ADVISOR. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Seller.

         4.22 YEAR 2000. Except as disclosed in SECTION 4.22 of the SCHEDULE OF EXCEPTIONS and except that it does not have an Material Adverse Effect, each material system comprised of software, hardware or data bases as used by Seller in the Business has been tested and is fully capable of providing accurate results using data having data ranges spanning the twentieth and twenty-first centuries.

         4.23 ACCURACY OF INFORMATION. The descriptions set forth in the SCHEDULE OF EXCEPTIONS constitute part of the representations and warranties of Seller herein and are materially accurate descriptions of the matters disclosed therein. None of the representations, warranties or statements concerning Seller contained in this Agreement, or in the SCHEDULE OF EXCEPTIONS, schedules or exhibits hereto, or in any of the other Transaction Documents contains or will contain any materially untrue statement of a fact or, to Seller's knowledge, omit to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants as follows:

         5.1 CORPORATE ORGANIZATION. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         5.2 AUTHORIZATION; VALIDITY OF AGREEMENT. The execution, delivery and performance by Buyer of this Agreement and, subject to satisfaction of the conditions herein, the consummation of the transactions contemplated hereby has been duly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes Buyer's valid, binding and enforceable obligation.

         5.3 NO CONFLICT OR VIOLATION. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents of Buyer; (ii) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Buyer; or (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, service or other customer agreement, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which its properties or assets is subject.

         5.4. ACQUISITION OF CHOICETEL, INC. SHARES FOR INVESTMENT. Buyer is acquiring the shares of the common stock of ChoiceTel, Inc. for investment purposes only and not with a view toward any distribution thereof except in compliance with applicable securities laws.

                                   ARTICLE VI.
                                    COVENANTS

         6.1      CERTAIN CHANGES AND CONDUCT OF BUSINESS.

                  (a) From and after the date of this Agreement and until the Closing Date, Seller shall conduct the Business solely in the ordinary course consistent with past practices and except as required or permitted pursuant to the terms hereof, the Seller shall not with respect to the Business:

                           (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practices, or terminate or amend any material contract or enter into any new material contract without the prior written consent of Buyer, which may not be unreasonably withheld;

                           (ii) make any sale, assignment, transfer, abandonment or other conveyance of any of the Purchased Assets or any part thereof, except transactions pursuant to existing contracts set forth in the SCHEDULE OF EXCEPTIONS and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

                           (iii) subject any of the Purchased Assets, or any part thereof, to any new lien, security interest, charge, interest or other encumbrances except as may naturally arise in the ordinary course of business consistent with past practices;

                           (iv) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any employment or consulting agreement, grant any general increase in the compensation of employees, other than officers, (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions (provided that the foregoing does not prohibit payment of cash bonuses to employees to the extent such bonuses can be paid from available cash without increasing borrowings or liquidating assets to fund the bonuses);

                           (v)      make or commit to make any capital
                  expenditure or to invest, advance, loan, pledge or donate any monies to any clients or other persons or to make any similar commitments with respect to outstanding bids or proposals;

                           (vi) fail to keep in full force and effect any insurance policies comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

                           (vii) take any other action that would cause any of the representations and warranties made herein not to remain materially true and correct;

                           (viii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

                           (ix) settle, release or forgive any material claim or litigation or waive any material right; or

                           (x)      commit itself to do any of the foregoing.

                  (b) From and after the date of this Agreement and until the Closing Date, Seller shall, with respect to the Business:

                           (i) maintain, in all material respects, its properties in accordance with present practices and in a condition suitable for their current use;

                           (ii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                           (iii) continue to conduct the Business in the ordinary course consistent with past practices;

                           (iv) keep its books of account, records and files in the ordinary course and in accordance with existing practices;

                           (v) continue to maintain existing business relationships with suppliers and customers to the extent that such relationships are, at the same time, judged to be economically beneficial to Seller, as applicable; and

                           (vi)     maintain and comply with all Licenses.

         6.2 ACCESS TO PROPERTIES AND RECORDS. Seller shall afford to Buyer and Buyer's accountants, counsel agents or representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to ARTICLE IX) to all of Seller's properties, books, Contracts and records relating to or affecting the Business (including, but not limited to, Seller's accounting records, the workpapers of Seller's independent accountants) and, during such period, shall furnish promptly to Buyer all information concerning Seller's business, properties, liabilities and personnel relating to or affect the Business as Buyer may request. If the transactions contemplated hereby are not consummated, Buyer shall continue to be bound by the Confidentiality and Nondisclosure Agreement between Seller and Elam Baer.

         6.3      CONSENTS AND APPROVALS.

                  (a). Except with regard to the Regulatory Approvals (as defined below), Seller shall use all reasonable commercial efforts to obtain, or cause Seller to obtain, all necessary consents, waivers, authorizations and approvals of all persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement, including without limitation, those listed on
         SECTION 4.13(a) of the SCHEDULE OF EXCEPTIONS. Seller agrees to file a proxy statement with the Securities and Exchange Commission for the approval of the transactions described in this Agreement within ten
         (10) days after the execution of this Agreement.

                  (b) The Seller shall use all reasonable commercial efforts to assist Buyer in obtaining and providing all consents, waivers, authorizations or approvals of and filings or registrations with any state public utilities commission or comparable regulatory body with authority over the Seller as a provider of telecommunications services that is required of or, in Buyer's judgment, advisable to be made by, Buyer or the Seller in connection with the execution and delivery of this Agreement or the effectuation of the transactions contemplated hereby (collectively, the "REGULATORY APPROVALS"). Pending receipt of the Regulatory Approvals, Seller will remain responsible for the operation of those aspects of the business of the Seller for which unobtained Regulatory Approvals are required and for compliance with all related applicable laws and regulations. Further, pending receipt of the Regulatory Approvals, Seller will be managed and operated in a manner that is fully consistent with the terms and conditions of existing laws and regulations applicable to the Seller's business.

         6.4 FURTHER ASSURANCES. Upon the request of a party hereto at any time after the Closing Date, the other party shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or its counsel may request in order to perfect title of Buyer and its successors and assigns to the Purchased Assets or otherwise to effectuate the purposes of this Agreement. In addition, prior to and after the Closing Date Seller will cooperate and assist Buyer with the preparation for and transfer of the Business from Seller to Buyer, including replacing the systems and contracts not being transferred at Closing.

         6.5 NON-COMPETITION. For a period of three (3) years following the Closing Date, Seller, and Gary S. Kohler, Jack S. Kohler, Melvin Graf or Jeffrey
R. Paletz or any of Seller's shareholders owning more than ten percent (10%) of the total shares of Seller as of the date hereof, whether as an individual or as a group (collectively, "INTERESTED SHAREHOLDERS"), shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the States of Minnesota or Wisconsin in a pay telephone business that is directly competitive with or similar to Seller's pay phone business as it exists immediately prior to Closing; and Seller or any of the Interested Shareholders will not directly or indirectly, either as principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, solicit, call on, take away, divert or assist any person in so soliciting, diverting, calling on, or taking away any Site Provider or customers of Buyer, employ any of the then or former employees of Buyer (including individuals employed by Seller as of the date hereof or as of the Closing Date, but who subsequently become employees of Buyer), or induce any such employees to terminate their employment with Buyer. The covenants contained herein shall be construed and interpreted in any judicial proceeding to permit its enforcement to the maximum extent. Seller and Interested Shareholders agree that the restraint imposed is necessary for the reasonable and proper protection of Buyer and its affiliates, and that said restraint is reasonable in terms of subject matter, duration, and geographic scope. It is understood by the parties that these restrictive covenants are an essential element of this Agreement and that, but for such covenant, Buyer would not have entered into this Agreement. Without intending in any way to limit the remedies available to Buyer, Seller understands and agree that damages at law may be an insufficient remedy to Buyer if either breaches this covenant not to compete and that Buyer may seek injunctive relief in any court of competent jurisdiction to restrain the breach or the threatened breach of or otherwise specifically to enforce the covenants contained in this Section 6.5. The Interested Shareholders will sign the Non-competition Agreement attached hereto as Exhibit 6.5 to effect this Section 6.5.

         6.6 BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

         6.7 NOTICE OF BREACH. Through the Closing Date, each of the parties hereto shall promptly give to the other Party written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

         6.8 TAX MATTERS. The following provisions shall govern the allocation of responsibility between Buyer and Seller for certain tax matters following the Closing Date:

                  (a) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth on SECTION 6.8(a) of the SCHEDULE OF EXCEPTIONS. Buyer and Seller shall report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any Litigation or otherwise.

                  (b) All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Buyer when due.

         6.9 EXCLUSIVITY. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller which would result in the sale of the Business (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek the foregoing, except, in the case of clause (ii), where the failure of the Board of Directors of the Seller to so act in connection with any such proposal or offer would constitute a breach of the Board of Directors' fiduciary obligations to the holders of the capital stock of Seller (it being agreed and understood for this purpose that the failure to respond to any such offer or proposal which the Board of Directors of Seller determines to be superior, from a financial point of view, in comparison to the transactions contemplated by this Agreement may be deemed to be a breach of such fiduciary duty). Seller will notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to the foregoing.

         6.10 INTERIM AGREEMENT WITH CLEC SUBSIDIARY. In the event that the Minnesota Public Utilities Commission approval is required and such approval cannot be obtained prior to the Closing Date, the transfer of the CLEC Subsidiary shares from Seller to Buyer will be deferred until the required approval is obtained. Prior to the transfer of the CLEC Subsidiary shares, the CLEC Subsidiary will be managed and controlled by Seller and the CLEC Subsidiary will resell its services to Buyer at the same rates it purchases these services from its vendors. This Resale Agreement will be in the form attached hereto as
EXHIBIT 6.10.

                                  ARTICLE VII.
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment by Seller, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

         7.1 RECEIPT OF DOCUMENTS. Buyer has received, or is receiving at the Closing, all of the following, each duly executed by the parties thereto (other than Buyer) and dated the Closing Date (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer:

                  (a) KIOSK AGREEMENT. Kiosk Agreement based on the terms set forth in EXHIBIT 3.2.

                  (b) CONSULTING AGREEMENT. Consulting Agreement in the form set forth as EXHIBIT 3.4.

                  (c) SUBLEASE AGREEMENT. Sublease Agreement in the form set forth as Exhibit 3.5.

                  (d) NON-COMPETITION AGREEMENT. Non-Competition Agreement in the form set forth as EXHIBIT 6.5 executed and delivered by the parties listed in Section 6.5.

                  (e) RESALE AGREEMENT. Resale Agreement in the form set forth as Exhibit 6.10.

                  (f) OTHER DOCUMENTS. All documents (including, but not limited to, a bill of sale, consents and assignments of contracts, and Board of Director's and shareholders' resolutions) Buyer may reasonably require relating to the existence of the Seller and the authority of Seller for this Agreement, or otherwise required to effect the transactions contemplated hereby, all in form and substance satisfactory to Buyer.

         7.2 REPRESENTATIONS AND WARRANTIES OF SELLER; OFFICER'S CERTIFICATE. All representations and warranties made by Seller in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of the Closing Date as if again made by Seller on and as of such date, and Buyer has received a certificate dated the Closing Date and signed by the Chief Executive of Seller to that effect.

         7.3 NO DEFAULT. Seller is not in default of any material obligation.

         7.4 FINANCING. Buyer has obtained financing sufficient to finance the transactions contemplated hereby on terms acceptable to Buyer.

         7.5 PERFORMANCE OF OBLIGATIONS OF SELLER. Seller has performed in all material respects all obligations required under this Agreement and the other Transaction Documents to be performed by them on or before the Closing Date, and Buyer has received a certificate dated the Closing Date and signed by the Chief Executive of Seller to that effect.

         7.6 CONSENTS AND APPROVALS. Receipt of all consents, waivers, authorizations and approvals of any person, firm or corporation, the absence of which in connection with the execution, delivery and performance of this Agreement, would result in a Material Adverse Effect.

         7.7 NO VIOLATION OF ORDERS, LAWS OR REGULATIONS. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid in any respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which adversely affects the assets, properties, operations, prospects, net income or financial condition of Seller is in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, has been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement; and the transactions contemplated hereby will not violate any applicable law or regulation.

         7.8 NO MATERIAL ADVERSE CHANGE. During the period from the date of the most recently completed audit of Seller's books, records and results of operations to the Closing Date, there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of Seller.

         7.9 OPINION OF COUNSEL. Buyer has received a favorable opinion, dated as of the Closing Date, from counsels to the Seller, in substantially the form of EXHIBIT 7.9.

         7.10 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Seller under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Seller in furtherance of the transactions contemplated hereby, are to be in form and substance satisfactory to counsel for Buyer.

                                  ARTICLE VIII.
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived on behalf of Seller in its sole discretion:

         8.1 RECEIPT OF DOCUMENTS. Buyer has executed and delivered, or is executing and delivering at the Closing, the documents listed in SECTION 8.1 of the SCHEDULE OF EXCEPTIONS to be executed by Buyer.

         8.2 REPRESENTATIONS AND WARRANTIES OF BUYER. All representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date as if again made by Buyer on and as of such date, and Seller has received a certificate dated the Closing Date and signed by the Chief Executive of Buyer to that effect.

         8.3 PERFORMANCE OF BUYER'S OBLIGATIONS. Buyer has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Seller has received a certificate dated the Closing Date and signed by the Chief Executive of Buyer to that effect.

         8.4 CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, absence of which could result in material liability to Seller, have been duly obtained and are in full force and effect on the Closing Date, provided, however, approval of the Minnesota Public Utilities Commission is not a condition to the Closing of this Agreement other than for the transfer of the shares of the CLEC Subsidiary, which transfer may occur subsequent to Closing.

         8.5 NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, binding upon Seller that declares this

Agreement invalid or unenforceable in any respect or which prevents or would be violated by the consummation of the transactions contemplated hereby is in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, against Seller has been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, provided, however, approval of the Minnesota Public Utilities Commission is not a condition to the Closing of this Agreement other than for the transfer of the shares of the CLEC Subsidiary, which transfer may occur subsequent to Closing.

         8.6 OPINION OF COUNSEL. Seller has received a favorable opinion, dated as of the Closing Date, from counsel to Buyer, in substantially the form of EXHIBIT 8.6.

         8.7 INITIAL PAYMENT. Buyer has delivered to Seller the Initial Payment in the manner described in SECTION 2.2 of this Agreement.

         8.8 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Buyer in furtherance of the transactions contemplated hereby, are to be in form and substance satisfactory to counsel for Seller.

                                   ARTICLE IX.
                                   TERMINATION

         9.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the
Closing:

                  (a)      by the mutual written consent of Seller and Buyer;

                  (b) by Buyer, if (i) Seller fails to comply in any material respect with any of its covenants or agreements contained herein or (ii) any of the representations and warranties of Seller is definitively determined to be breached or is definitively determined to be inaccurate in any material way;

                  (c) by Seller, if (i) Buyer fails to comply in any material respect with any of its covenants or agreements contained herein or (ii) any of the representations and warranties of Buyer is definitively determined to be breached or definitively determined to be inaccurate in any material way;

                  (d) by Seller, if it signs a letter of intent or enters into an agreement with respect to a proposal or offer made by a third party relating to the acquisition of any or all of the assets contemplated for sale under the Agreement, which the Board of Directors of Seller has in good faith and under its fiduciary obligations determined to be superior, from a financial point of view, in comparison to the transactions contemplated by this Agreement;

                  (e) by Seller or Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; provided, however, neither Buyer nor Seller will have a right to terminate this Agreement for the lack of obtaining Minnesota Public Utilities approval of the transfer of the CLEC Subsidiary shares; or

                  (f) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by January 31, 2000; provided that, neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this SECTION 9.1(f) if such party's willful breach (or the willful breach by such party's affiliates) of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

         9.2 EFFECT OF TERMINATION. In the event of termination and abandonment of this Agreement pursuant to SECTION 9.1 written notice thereof is to be given forthwith to the other party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by Seller or Buyer. If this Agreement is terminated as provided herein, no party to this Agreement will have any liability or further obligation to any other party to this Agreement except (i) as provided in SECTIONS 9.3., 10.1, 10.2, 10.3, 11.3 and 11.5.

         9.3. BREAK-UP FEE. Notwithstanding any other provision herein, if Seller terminates or abandons this Agreement pursuant to Section 9.1(d) or
Section 9.1(f), or if it terminates this Agreement for any other reason, except as permitted by Sections 9.1(a), 9.1(c) or 9.1(e), then Seller shall immediately pay to Buyer the sum of $350,000 ("BREAK-UP FEE"). The Break-up Fee is not exclusive and will be in addition to other remedies that may be available to Buyer at law or in equity.

                                   ARTICLE X.
                        INDEMNIFICATION AND LIABILITIES

         10.1     COVERAGE.

                  (a) Notwithstanding the Closing or the delivery of the Purchased Assets, Seller shall indemnify and fully defend, save and hold Buyer and its directors, officers, employees, agents, successors and assigns, harmless, and Buyer shall indemnify and fully defend, save and hold Seller and its directors, officers, employees, agents, successors and assigns harmless, if any such party at any time or from time to time suffers any damage, liability, loss, cost, expense (including all reasonable attorneys consultants' and experts' fees), claim or cause of action (each, a "LOSS") arising out of, relating to or resulting from, any and all Events of Breach (as defined below).

                  (b) As used herein, "EVENT OF BREACH" means any one or more of the following:

                           (i) any material untruth or inaccuracy in any representation or warranty contained in this Agreement or any other Transaction Document;

                           (ii) any failure to perform or observe any material term, provision, covenant, agreement or condition to be performed or observed under this Agreement or any other Transaction Document;

                           (iii) the assertion of any claim or legal action against Buyer by any person or governmental authority based upon, or relating to the ownership or operation of the business of Seller or any act or omission or obligation or liability of Seller, or its directors, officers, employees or agents, and occurring, arising or accruing on or prior to the Closing Date, provided that such claim or legal action is not
                  (A) a claim for payment of money in an amount reflected as a liability of Seller in the Financial Statements or SCHEDULE OF EXCEPTIONS or (B) based upon an act or omission which first occurred after the Closing Date; and

                           (iv) the assertion of any claim or legal action against Seller by any person or governmental authority based upon, or relating to the ownership or operation of the Business or any act or omission or obligation or liability of Seller, or its directors, officers, employees, or agents, and occurring, arising or accruing after the Closing Date, provided that such claim or legal action is not based upon an act or omission which first occurred on or before the Closing Date.

         10.2 PROCEDURES. Subject to the limitation described in SECTION 10.3, an Event of Breach occurs or is alleged and the party or parties entitled to receive the benefits of the indemnification provisions hereunder (the "INDEMNIFIED PARTY") asserts that a party or parties has become obligated to the Indemnified Party pursuant to SECTION 10.1 (the "INDEMNIFYING PARTY"), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall promptly notify the Indemnifying Party; provided, that the failure to so promptly notify the Indemnifying Party does not relieve the Indemnifying Party of its obligations hereunder except to the extent it is materially prejudiced thereby. In case any claim is asserted or suit, action or proceeding commenced against an Indemnified Party, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof; provided that such settlement is for the payment of money only, and does not impose any obligation or limitation on the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense, conduct or settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense, conduct or settlement thereof unless the Indemnified Party has defenses that may conflict with, or that may not be available to, the Indemnifying Party. The Indemnified Party will reasonably cooperate with the Indemnifying Party in connection with any such claim assumed by the Indemnifying Party to make available to the Indemnifying Party all pertinent information under the Indemnified Party's control. The Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be unreasonably withheld or delayed). The Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

         10.3     SURVIVAL OF REPRESENTATIONS/LIMITATION OF INDEMNIFICATION.

                  (a) The representations and warranties contained in ARTICLES IV and V of this Agreement will survive until the second anniversary of the Closing Date, except those representations and warranties contained in (i) SECTION 4.10 (Taxes), which will survive until the expiration (including extensions) of the applicable statute of limitations, (ii) SECTION 4.21 (Environmental Laws), which will survive until the seventh anniversary of the Closing Date, and (iii) the first sentence of each of SECTIONS 4.1 and 5.1 and all of SECTIONS
         4.2 and 5.2, which will survive indefinitely.

                  (b) All claims made as a result of breach or inaccuracy of a representation or warranty set forth in this Agreement must be made before the time specified herein for termination of that representation or warranty. For purposes hereof, a claim will be deemed timely made if a reasonably detailed good faith written notice of the claim is delivered to the party against whom or which the claim is asserted before the expiration of the applicable representation or warranty. Claims timely made can be pursued until final resolution notwithstanding expiration of the applicable representation or warranty.

                  (c) Buyer may not bring any claim against the Seller unless and until the aggregate amount of all claims of Buyer against the Seller that have not yet been brought exceeds $50,000, at which point any and all such claims may be brought.

                                   ARTICLE XI.
                            MISCELLANEOUS PROVISIONS

         11.1 SURVIVAL OF PROVISIONS. Subject to Sections 9.2 and 10.3 of this Agreement, the respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements that are expressly required to be performed and are performed in full or waived in writing on or before the Closing Date) will survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

         11.2 PUBLICITY. Prior to the Closing Date, no party may, nor may it permit its affiliates, directors, officers, employees, representatives or agents to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, in order that such public statement shall be jointly issued by both Buyer and Seller. Notwithstanding the foregoing, in the event any such press release or announcement is required by law securities exchange to be made by the party proposing to issue the same, such party shall use its best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

         11.3 NONDISCLOSURE AND CONFIDENTIALITY. Buyer and Seller recognize and agree that they each have certain confidential business and proprietary information and trade secrets, including, without limitation, customer lists and records, information concerning employee relations, selling, marketing and distribution techniques, methods, processes and programs of Buyer and Seller, which information and trade secrets are used by each in its business affairs to obtain a competitive advantage. Buyer and Seller further recognize that the protection of such confidential information and trade secrets against unauthorized disclosure and use is of critical importance to each in maintaining their affairs and competitive position. Accordingly, Buyer and Seller agree that they will not, at any time prior to the signing of this Agreement or thereafter, directly or indirectly make any independent use of, publish or disclose to any person or organization, any of the confidential business and proprietary information and trade secrets of the other, except to the extent required by law. Upon the written request of either Seller or Buyer, the other party will promptly return to the requesting party any such confidential information.

         11.4 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, that neither party may assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer will have the unrestricted right to assign this Agreement and/or to delegate all or any part of its obligations hereunder to any Affiliate of Buyer or to any lender in connection with any financing. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         11.5 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs or expenses. If any party hereto brings any action, suit, counterclaim, appeal, arbitration, mediation or other proceeding (an "ACTION") for any relief against any other party hereto or any of their affiliates, declaratory or otherwise, to enforce the terms hereof or of any other Transaction Document or to declare rights hereunder or thereunder, in addition to any damages and costs which the prevailing party otherwise would be entitled, the losing party in any such Action shall pay to the prevailing party or parties a reasonable sum for ordinary and necessary attorneys' fees and costs incurred in connection with such Action and/or enforcing any judgment, order, ruling or award (collectively, a "DECISION") granted therein, all of which must be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action must contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys' fees and costs on the request of either party. For the purposes hereof, attorneys' fees include, but are not limited to, fees incurred in the following: (1) post judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy. "PREVAILING PARTY" within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party is to be determined with respect to each claim separately. The prevailing party is the party that has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined by the court or arbitrator that there is no prevailing party.

         11.6 NOTICES. All notices and other communications given or made pursuant hereto must be in writing and will be deemed to have been duly given or made if delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                  (a)      If to Buyer, to:

                           Elam Baer, President
                           Access Anywhere LLC
                           501 Marquette Avenue South
                           Minneapolis, Minnesota 55102

                           with a copy to:

                           Jeffrey C. Anderson, Esq.
                           Gray, Plant, Mooty, Mooty & Bennett, P.A.
                           3400 City Center
                           33 South Sixth Street
                           Minneapolis, Minnesota 55402

                  (b)      If to Seller or Seller, to:

                           Gary Kohler
                           ChoiceTel Communications Inc.
                           9724 - 10th  Avenue North
                           Plymouth, MN 55441

                           with a copy to:

                           Robert T. Montague
                           Robins, Kaplan, Miller & Ciresi L.L.P.
                           2800 LaSalle Plaza
                           800 LaSalle Avenue
                           Minneapolis, MN  55402-2015
or to such other persons or at such other addresses as furnished by either party by like notice to the other, and such notice or communication will be deemed to have been given or made as of the date so delivered or mailed.

         11.7 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents, together with the schedules and the exhibits hereto, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the other Transaction Documents, exhibits, certificates. This Agreement supersedes all prior negotiations, discussions, term sheets, letters of intent, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts may be admitted into evidence in any action or suit involving this Agreement.

         11.8 WAIVERS AND AMENDMENTS. The parties hereto may by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any of the obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construes as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

         11.9 SEVERABILITY. This Agreement will be deemed severable, and the invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there will be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         11.10 TITLES AND HEADINGS; REFERENCES. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and do not affect the meaning or interpretation of this Agreement or of any term or provision hereof. References herein to Sections, Schedules and Exhibits are to the referenced Section, SCHEDULE or Exhibit hereto unless otherwise specified.

         11.11 SIGNATURES AND COUNTERPARTS. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two

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

or more counterparts, each of which will be deemed an original and all of which together will be considered one and the same agreement.

         11.12 ENFORCEMENT OF THE AGREEMENT. The parties hereto acknowledge that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.13 GOVERNING LAW. This Agreement will be governed by and interpreted and enforced in accordance with the laws of the State of Minnesota without regard to the conflicts-of-law provisions.

                 [ REMAINDER OF PAGE INTENTIONALLY LEFT BLANK ]



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                   SIGNATURE PAGE FOR ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               ACCESS ANYWHERE LLC

                               By:
                                  -------------------------------------------

                                  -------------------------------------(name)
                               Its:
                                   -----------------------------------(title)

                               CHOICETEL COMMUNICATIONS INC.

                               By:
                                  -------------------------------------------

                                  -------------------------------------(name)
                               Its:
                                   -----------------------------------(title)

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